Exhibit 99.3

[logo]Franklin Financial Corporation Subscription & Community Offering Stock Order Form
Franklin Federal Savings Bank Conversion Center 4501 Cox Road, Glen Allen, Virginia 23060 xxx-xxx-xxxx	Expiration Date for Stock Order Forms: Xxxday, March xx, 2011 4:00 p.m., Eastern time (received not postmarked)
IMPORTANT: A properly completed original stock order form must be used to subscribe for common stock. Copies of this form are not required to be accepted. Please read the Stock Ownership Guide and Stock Order Form Instructions as you complete this form.

(1) Number of Shares	Subscription Price X 10.00 =		(2) Total Payment Due	Minimum number of shares: 25 shares ($250) Maximum number of shares: 80,000 shares ($800,000) Maximum number of shares for associates or group: 120,000 shares ($1,200,000) See Instructions.
$

(3) Employee/Officer/Director Information

☐ Check here if you are an employee, officer or director of Franklin Federal Savings Bank or a member of such person’s immediate family living in the same household.

(4) Method of Payment by Check Enclosed is a check, bank draft or money order payable to Franklin Financial Corporation in the amount indicated here.	Total Check Amount	$	.
(5) Method of Payment by Withdrawal - The undersigned authorizes withdrawal from the following account(s) at Franklin Federal Savings Bank. There is no early withdrawal penalty for this form of payment. Individual Retirement Accounts maintained at Franklin Federal Savings Bank cannot be used unless special transfer arrangements are made.

Bank Use	Account Number(s) To Withdraw		$ Withdrawal Amount
		$		.
		$		.

(6) Purchaser Information Subscription Offering
☐	a.	Check here if you are an Eligible Account Holder with a deposit account(s) totaling $50.00 or more on September 30, 2009.
☐	b.	Check here if you are a Supplemental Eligible Account Holder with a deposit account(s) totaling $50.00 or more on December 31, 2010 but are not an Eligible Account Holder.
☐	c.

Check here if you are an Other Member with a deposit account(s) on January 31, 2011 or a borrower of Franklin Federal as of October 15, 1997 whose loan continues to be outstanding at January 31, 2011 but are not an Eligible Account Holder or Supplemental Eligible Account Holder.

Community Offering
☐	d.	Check here if you are a community member (Indicate county of residence in #9 below).

Account Information

List below all accounts in which you had an ownership interest as of the applicable eligibility date as indicated in a, b or c above. Failure to list all your eligible accounts, or providing incorrect information, may result in the loss of part or all of your subscription rights. Use reverse side for additional space.

Bank Use	Account Number(s)	Account Title (Name(s) on Account)

(7) Form of Stock Ownership & SS# or Tax ID#:
☐ Individual ☐ Joint Tenants ☐ Tenants in Common ☐ Fiduciary (i.e., trust, estate)	SS#/Tax ID#	è
☐ Uniform Transfers to Minors Act ☐ Company/Corporation/ ☐ IRA or other qualified plan (Indicate SS# of Minor only) Partnership (Both Tax ID# & SS# for IRAs)	SS#/Tax ID#	è

(8) Stock Registration & Address:

Name and address to appear on stock certificate. Shares must be registered as reflected on your qualifying account. Adding or deleting a name or otherwise altering the form of beneficial ownership of a qualifying account will result in a loss of your subscription rights (with certain exceptions for IRA and Keogh purchases).

Name:
Name Continued:
Mail to- Street:
City:			State:		Zip Code:
(9) Telephone Daytime/Evening	( ) —	( )		—		County of Residence

(10) Associates/Acting in Concert ☐ Check here and complete the reverse side of this form if you or any associates or persons acting in concert with you have submitted other orders for shares.

(11) Acknowledgement - To be effective, this stock order form must be properly completed and physically received (not postmarked) by Franklin Financial Corporation no later than 4:00 p.m., Eastern time, on Xxxxx xx, 2011, unless extended; otherwise this stock order form and all subscription rights will be void. The undersigned agrees that after receipt by Franklin Financial Corporation, this stock order form may not be modified, withdrawn or canceled without Franklin Financial Corporation’s consent and if authorization to withdraw from deposit accounts at Franklin Federal Savings Bank has been given as payment for shares, the amount authorized for withdrawal shall not otherwise be available for withdrawal by the undersigned. Under penalty of perjury, I hereby certify that the Social Security or Tax ID Number and the information provided on this stock order form are true, correct and complete and that I am not subject to back-up withholding. It is understood that this stock order form will be accepted in accordance with, and subject to, the terms and conditions of the plan of conversion of Franklin Federal Savings Bank described in the accompanying prospectus.

Federal regulations prohibit any person from transferring, or entering into any agreement, directly or indirectly, to transfer the legal or beneficial ownership of subscription rights or the underlying securities to the account of another. Franklin Federal Savings Bank and Franklin Financial Corporation will pursue any and all legal and equitable remedies in the event they become aware of the transfer of

Bank Use

subscription rights and will not honor orders known by them to involve such transfer. Under penalty of perjury, I certify that I am purchasing shares solely for my account and that there is no agreement or understanding regarding the sale or transfer of such shares, or my right to subscribe for shares.

By signing below, I also acknowledge that I have read the Certification Form on the reverse side of this form.

Signature Date è	Signature Date è

Item (6) Purchaser Account Information continued:
Bank Use	Account Number(s)	Account Title (Name(s) on Account)

Item (10) Associates/Acting In Concert continued:

If you checked the box in item #10 on the reverse side of this form, list below all other orders submitted by you or associates (as defined below) or by persons acting in concert with you (also defined below).

Name(s) listed on other stock order forms	Number of shares ordered	Name(s) listed on other stock order forms	Number of shares ordered

Associate - The term “associate” of a particular person means:

(1) a corporation or organization other than Franklin Federal Savings Bank, FFC, Inc., Franklin Financial Corporation MHC, Franklin Financial Corporation or a majority-owned subsidiary of Franklin Federal Savings Bank, Franklin Financial Corporation, of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization;

(2) a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as a trustee or a fiduciary; and

(3) any person who is related by blood or marriage to such person and who lives in the same home as such person or who is a director or senior officer of Franklin Federal Savings Bank, FFC, Inc., Franklin Financial Corporation MHC, or Franklin Financial Corporation, or any of their subsidiaries.

Acting in concert – The term “acting in concert” means:

(1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement or understanding; or

(2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party.

     We may presume that certain persons are acting in concert based upon various facts, among other things, joint account relationships or the fact that such persons share a common address (whether or not related by blood or marriage) or may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies.

CERTIFICATION FORM

I ACKNOWLEDGE THAT THIS SECURITY IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, AND IS NOT INSURED OR GUARANTEED BY FRANKLIN FINANCIAL CORPORATION, FRANKLIN FEDERAL SAVINGS BANK, THE FEDERAL GOVERNMENT OR BY ANY GOVERNMENT AGENCY. THE ENTIRE AMOUNT OF AN INVESTOR’S PRINCIPAL IS SUBJECT TO LOSS.

If anyone asserts that this security is federally insured or guaranteed, or is as safe as an insured deposit, I should call the Office of Thrift Supervision, Consumer Response Center at (800) 842-6929; TTY (800) 877-8339.

I further certify that, before purchasing the common stock, par value $0.01 per share, of Franklin Financial Corporation (the “Company”), which will become the holding company for Franklin Federal Savings Bank, I received a prospectus of the Company dated             , 2011 relating to such offer of common stock. The prospectus that I received contains disclosure concerning the nature of the common stock being offered by the Company and describes in the “Risk Factors” section beginning on page     , the risks involved in the investment in this common stock, including but not limited to the following:

Risks Related to Our Business

1. A continuous or worsening of economic conditions could result in increases in our level of nonperforming loans and/or reduced demand for our products and services, which would lead to lower revenue, higher loan losses and lower earnings.

2. Our provision for loan losses increased substantially during the past fiscal year and we may be required to make further additions to our allowance for loan losses and to charge-off additional loans in the future, especially due to our level of nonperforming assets. Further, our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio.

3. Our construction and land and land development loan portfolios may expose us to increased credit risk.

4. Nonresidential and multi-family real estate lending may expose us to increased lending risks.

4. The unseasoned nature of our nonresidential and multi-family real estate loan portfolios may result in changes in collectability estimates, which may lead to additional provisions or charge-offs, which could hurt our profits.

5. Regulatory limits on commercial real estate loans could affect our ability to execute our operating strategy.

6. We have had losses in recent years, primarily due to declines in the value of certain investment securities held by Franklin Federal and Franklin Financial Corporation MHC. Further declines in the value of these securities could require further write-downs, which would reduce earnings.

7. A significant percentage of our assets is invested in cash and cash equivalents and investment securities, which typically have a lower yield than our loan portfolio.

8. Fluctuations in interest rates could reduce our profitability and affect the value of our assets.

9. Turmoil in the financial markets could have an adverse effect on our financial position or results of operations.

10. Our business strategy includes moderate loan growth plans, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively.

11. We own stock in the Federal Home Loan bank of Atlanta, which, as a result of its financial difficulties, has substantially reduced its dividend, which negatively affects our net interest income.

12. Recently enacted regulatory reform may have a material impact on our operations.

13. Increased and/or special Federal Deposit Insurance Corporation assessments hurt our earnings.

14. We are dependent upon the services of our management team.

15. The average age of our depositor base may make our strategy to expand our deposit product offerings more difficult to achieve.

16. Strong competition within our market area could reduce our profits and slow growth.

17. We operate in a highly regulated environment, and we may be adversely affected by changes in laws and regulations.

Risks Related to this Offering

18. Our low return on equity may negatively affect the value of our common stock.

19. We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize such proceeds would reduce our profitability.

20. Our stock price may decline when trading commences.

21. There may be a limited market for our common stock, which may adversely affect our stock price.

22. Additional expenses following the offering from operating as a public company will adversely affect our profitability.

23. Additional expenses following the offering from the implementation of new equity benefit plans will adversely affect our profitability.

24. A significant percentage of our common stock will be held by our directors and executive officers and benefit plans.

25. Issuance of share for benefit programs will dilute your ownership interest.

26. We could, as a result of the offering or future investments in our common stock by 5% holders, experience an “ownership change” for tax purposes that could limit our use of capital loss carryforwards to offset capital gains in future periods, and limit our use of unrealized built-in losses that are recognized after such ownership change.

27. The articles and bylaws of Franklin Financial Corporation and certain regulations may prevent or make more difficult certain transactions, including a sale or merger of Franklin Financial Corporation.

Risks Related to the Contribution to the Charitable Foundation

28. The contribution to The Franklin Federal Foundation will decrease the ownership interest and voting interest in the shares sold to the public by 2.9% after the contribution.

29. Our contribution to The Franklin Federal Foundation may not be tax deductible, which could decrease our profits.

30. The contribution to The Franklin Federal Foundation will decrease our profits for fiscal year 2011.

(By Signing the Front of this Form the Investor is Not Waiving Any Rights Under the Federal Securities Laws,

Including the Securities Act of 1933 and the Securities Exchange Act of 1934)

Franklin Financial Corporation
Stock Ownership Guide

Individual

Include the first name, middle initial and last name of the shareholder. Avoid the use of two initials. Please omit words that do not affect ownership rights, such as “Mrs.”, “Mr.”, “Dr.”, “special account”, “single person”, etc.

Joint Tenants

Joint tenants with right of survivorship may be specified to identify two or more owners. When stock is held by joint tenants with right of survivorship, ownership is intended to pass automatically to the surviving joint tenant(s) upon the death of any joint tenant. All parties must agree to the transfer or sale of shares held by joint tenants.

Tenants in Common

Tenants in common may also be specified to identify two or more owners. When stock is held by tenants in common, upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All parties must agree to the transfer or sale of shares held by tenants in common.

Uniform Transfers to Minors Act (“UTMA”)

Stock may be held in the name of a custodian for a minor under the Uniform Transfers to Minors Act of each state. There may be only one custodian and one minor designated on a stock certificate. The standard abbreviation for Custodian is “CUST”, while the Uniform Transfers to Minors Act is “UTMA”. Standard U.S. Postal Service state abbreviations should be used to describe the appropriate state. For example, stock held by John Doe as custodian for Susan Doe under the Virginia Uniform Transfers to Minors Act will be abbreviated John Doe, CUST Susan Doe UTMA VA (use minor’s social security number).

Fiduciaries

Information provided with respect to stock to be held in a fiduciary capacity must contain the following:

•    The name(s) of the fiduciary. If an individual, list the first name, middle initial and last name. If a corporation, list the full corporate title (name). If an individual and a corporation, list the corporation’s title before the individual.

•    The fiduciary capacity, such as administrator, executor, personal representative, conservator, trustee, committee, etc.

•    A description of the document governing the fiduciary relationship, such as a trust agreement or court order. Documentation establishing a fiduciary relationship may be required to register your stock in a fiduciary capacity.

•    The date of the document governing the relationship, except that the date of a trust created by a will need not be included in the description.

•    The name of the maker, donor or testator and the name of the beneficiary.

An example of fiduciary ownership of stock in the case of a trust is: John Doe, Trustee Under Agreement Dated 10-1-93 for Susan Doe.

Stock Order Form Instructions

Items 1 and 2 - Number of Shares and Total Payment Due

Fill in the number of shares that you wish to purchase and the total payment due. The amount due is determined by multiplying the number of shares by the subscription price of $10.00 per share. The minimum purchase in the subscription offering is $250 (25 shares) of common stock. As more fully described in the plan of conversion outlined in the prospectus, the maximum purchase in any category of the subscription offering is $800,000 (80,000 shares) of common stock, and the maximum purchase in the community offering (if held) by any person is $800,000 (80,000 shares) of common stock. No person, together with associates and persons acting in concert with such person, may purchase in the aggregate more than $1,200,000 (120,000 shares) of common stock.

Item 3 - Employee/Officer/Director Information

Check this box to indicate whether you are an employee, officer or director of Franklin Federal Savings Bank or a member of such person’s immediate family living in the same household.

Item 4 - Method of Payment by Check

If you pay for your stock by check, bank draft or money order, indicate the total amount in this box. Payment for shares may be made by check, bank draft or money order payable to Franklin Financial Corporation Payment in cash may not be made. Your funds will earn interest at Franklin Federal Savings Bank’s lowest tier money market passbook savings rate of interest until the stock offering is completed.

Item 5 - Method of Payment by Withdrawal

If you pay for your stock by a withdrawal from a deposit account at Franklin Federal Savings Bank, indicate the account number(s) and the amount of your withdrawal authorization for each account. The total amount withdrawn should equal the amount of your stock purchase. There will be no penalty assessed for early withdrawals from certificate accounts used for stock purchases. This form of payment may not be used if your account is an Individual Retirement Account.

Item 6 – Purchaser Information

Subscription Offering

a.      Check this box if you had a deposit account(s) totaling $50.00 or more on September 30, 2009 (“Eligible Account Holder”).

b.      Check this box if you had a deposit account(s) totaling $50.00 or more on December 31, 2010 but are not an Eligible Account Holder (“Supplemental Eligible Account Holder”).

c.      Check this box if you had a deposit account(s) on January 31, 2011 or a borrower as of October 15, 1997 whose loan continues to be outstanding at January 31, 2011 but are not an Eligible Account Holder or Supplemental Account Holder (“Other Member”).

Please list all account numbers and all names on accounts you had on these dates in order to insure proper identification of your purchase rights.

Note: Failure to list all your eligible accounts, or providing incorrect information, may result in the loss of part or all of your subscription rights.

Community Offering

Check this box if you are a community member (Indicate county of residence in item 9).

Items 7 and 8 - Form of Stock Ownership, SS# or Tax ID#, Stock Registration and Mailing Address

Check the box that applies to your requested form of stock ownership and indicate your social security or tax ID number(s) in item 7. Complete the requested stock registration and mailing address in item 8. The stock transfer industry has developed a uniform system of shareholder registrations that will be used in the issuance of your common stock. If you have any questions regarding the registration of your stock, please consult your legal advisor. Stock ownership must be registered in one of the ways described above under “Stock Ownership Guide.” Shares must be registered as reflected on your qualifying account. Adding or deleting a name or otherwise altering the form of beneficial ownership of a qualifying account will result in a loss of your subscription rights. (With certain exceptions for IRA and Keogh purchases).

Item 9 – Telephone Number(s) and County

Indicate your daytime and evening telephone number(s) and county. We may need to call you if we have any questions regarding your order or we cannot execute your order as given.

Item 10 – Associates/Acting in Concert

Check this box and complete the reverse side of the stock order form if you or any associates or persons acting in concert with you (as defined on the reverse side of the stock order form) have submitted other orders for shares.

Item 11 – Acknowledgement

Please review the prospectus carefully before making an investment decision. Sign and date the stock order form where indicated. Before you sign, review the stock order form, including the acknowledgement and certification. Normally, one signature is required. An additional signature is required only when payment is to be made by withdrawal from a deposit account that requires multiple signatures to withdraw funds.

Your properly completed signed stock order form and payment in full (or withdrawal authorization) at the subscription price must be physically received (not postmarked) by Franklin Financial Corporation no later than 4:00 p.m., Eastern time, on                  , 2011 or it will become void.

Delivery Instructions: You may deliver your stock order form by mail using the enclosed postage-paid envelope marked “STOCK ORDER RETURN, by hand delivery or by overnight courier to the Franklin Financial Corporation Conversion Center located at 4501 Cox Road, Glen Allen, Virginia 23060.

If you have any remaining questions, or if you would like assistance in completing your stock order form, you may call our Conversion Center at (        )       -        , Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern time.

Franklin Financial Corporation

Conversion Center

4501 Cox Road, Glen Allen, Virginia 23060